EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan of our reports dated March 22, 2023, with respect to the consolidated financial statements of Genesco Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Genesco Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended January 28, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

September 7, 2023